EXHIBIT 99

OCTOBER 3, 2003 PRESS RELEASE OF FIRST RELIANCE BANCSHARES, INC.

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[LOGO OF FIRST RELIANCE BANCSHARES, INC.]

Contact:	Van Rowell	Rick Saunders

	Marketing	President & CEO
	First Reliance Bank	First Reliance Bank
	2170 W. Palmetto St.	2170 W. Palmetto St.
	Florence, SC 29501	Florence, SC 29501
	(843) 269-0264	(843) 656-5000
	vrowell@firstreliance.com	rsaunders@firstreliance.com

FOR IMMEDIATE RELEASE

FIRST RELIANCE BANCSHARES ISSUES THIRD QUARTER RESULTS

October 3, 2003 (Florence, SC)—First Reliance BancShares announces its third quarter 2003 results.

As of September 30, 2003, First Reliance BancShares reported total assets of $161 million, total deposits of $128 million, total loans of $130 million, and a net income of $214,000 for the third quarter raising 2003 year-to-date earnings to $743,711.

“The Florence market is strong. August was our fourth year in operation and we’re already laying the foundation to accommodate planned growth into other markets,” said Rick Saunders, President and CEO. “We’ve placed greater focus on improving infrastructure and internal delivery systems this year. In September, we brought our Data Processing in-house which is nearly unprecedented for such a young community bank.”

Third quarter 2003 total assets were approximately 43% higher than the $112.7 million total assets reported in the third quarter of 2002. Total deposits grew more than 32% from $96.9 million reported on September 30, 2002.

Total loans grew a considerable 64%, from $79.3 million in the third quarter of 2002 to $130 million in the third quarter of 2003. Total profits increased 20% from $620,976.72 on September 30, 2002, to $743,711 on September 30, 2003.

“Our dedication to meeting the financial needs of our community is evidenced by the significant loan and deposit growth we’ve experienced,” commented Jeff Paolucci, Senior Vice President and Chief Financial Officer. “We’re very fortunate in that our performance to this point has far exceeded what most banks are able to achieve in their first four years.”

First Reliance BancShares is the holding company that owns First Reliance Bank. First Reliance Bank is one of the only locally owned and operated community banks in Florence County. For more information visit: www.firstreliance.com

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